Exhibit 4.13

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this "Third Amendment") is entered into as of December 28, 2021 by and between Stefan Galluppi, an individual, an employee (the "Employee") and LifeMD, Inc. (formerly known as Conversion Labs, Inc.) (herein, the "Company"). The Employee and the Company are also each hereinafter referred to individually as a "Party" and together as the "Parties".

RECITALS

WHEREAS, the Parties entered into that certain Employment Agreement dated March 18, 2019 whereby the Company hired Employee to serve as the Company's Chief Technology and Operations Officer and perform other duties as the Company may provide (the "Original Agreement"); and

WHEREAS, the Parties entered into that certain First Amendment To Employment Agreement dated April 1, 2020 (the "First Amendment") whereby the Company amended the Original Agreement to increase the Employee's annual salary and discretionary bonus.

WHEREAS, the Parties entered into that certain Second Amendment To Employment Agreement dated November 15, 2021 (the "Second Amendment") whereby the Company amended the First Amendment to increase the Employee's annual salary.

WHEREAS, the Parties desire to amend the aforementioned Original Agreement, First Amendment, and Second Amendment to change Employee's title.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Original Agreement, the First Amendment, and Second Amendment shall be amended as follows, in accordance with the terms and conditions of Section 12.5 of the Original Agreement:

   a. Section 1.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

      1.1. The Employee currently serves as the Company's Chief Innovation and Marketing Officer. The Company and Employee desire to enter into this Agreement to define the terms of his employment. The Company shall employ Employee to render exclusive and full-time services as Chief Innovation and Marketing Officer of the Company and its subsidiaries, and in connection therewith to devote his best efforts to the affairs of the Company and its subsidiaries and to perform such duties as Employee shall reasonably be directed to perform by officers of the Company. Employee shall report directly to the Company's Chief Executive Officer.

b. All other references in the Original Agreement, First Amendment, and Second Amendment to Chief Technology and Operations Officer, Chief Technology Officer, and/or CTO are hereby deleted and replaced with Chief Innovation and Marketing Officer.

2. Governing Law; Jurisdiction. This Third Amendment shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction). Any legal proceeding arising out of or based upon this Agreement shall be instituted in the federal courts or the courts of the state of California and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Dispute Resolution. In the event of any dispute arising under or pursuant to this Third Amendment, the Parties agree to the dispute resolution terms set forth in the Second Amendment.

4. Counterparts. This Third Amendment may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Third Amendment; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Third Amendment.

EMPLOYEE:

DocuSigned by:

By: Stefan Galluppi
DA85A43C6E6F4B7...
Name: Stefan Galluppi
Title: Chief Innovation and Marketing Officer

LIFEMD, INC.

By:____________________________________
Name: Justin Schreiber
Title: Chief Executive Officer